Exhibit 99.1

                       AMERICAN REAL ESTATE PARTNERS, L.P.
                    ANNOUNCES SALE OF SANDRIDGE ENERGY SHARES


NEW YORK, NEW YORK / APRIL 4, 2007 - American Real Estate Partners,  L.P. (NYSE:
ACP) ("AREP") today announced that its subsidiaries have signed agreements to sell their entire position in the common stock of SandRidge Energy, Inc. (formerly Riata Energy, Inc.) to a consortium of investors in a series of private transactions. The per share purchase price is $18, and total cash consideration to be received at closing will be approximately $243 million. This transaction completes AREP's sale of its oil & gas interests, for which AREP received consideration of approximately $1.5 billion, realizing a profit of approximately $600 million on an investment made predominantly two years ago.

AREP determined to sell its SandRidge position for cash rather than maintain a minority position in the company. Together with existing cash and liquid investments, AREP will have approximately $2.8 billion available after this transaction for ongoing investments and acquisitions.

Carl C. Icahn, Chairman of the Board of AREP, stated: "AREP's large cash war chest will enable the company to continue to adhere to its philosophy and core competencies, which is to purchase companies that are in disfavor and manage them in ways to maximize their potential. We believe the future will continue to present excellent opportunities for AREP."

AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP's businesses currently include gaming; real estate and home fashion. To learn more about AREP and obtain a copy of our 2006 annual report on Form 10-K, please visit www.arep.com.

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP's ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Andrew Skobe
American Real Estate Partners, L.P.
(212) 702-4383